                                                                 CLOSING VERSION

                  INVESTMENT CONTRACT OF TELEVISA IN M/A AND IN
                     GESTORA DE INVERSIONES AUDIOVISUALES LA
                                   SEXTA, S.A.

              ----------------------------------------------------

                                 By and between



                         THE STOCKHOLDERS OF GRUPO ARBOL

                        THE STOCKHOLDERS OF MEDIAPRO B.V.

                            ARBOL PRODUCCIONES, S.A.

                        MEDIAPRODUCTIONS PROPERTIES, B.V.

                               THE MEMBERS OF M/A

                                       M/A

                                       SPV

                                       AND

                              GRUPO TELEVISA, S.A.





                             Madrid, March 26, 2006


                                (GARRIGUES LOGO)


   Hermosilla, 3 - 28001 Madrid - Spain - T+34 91 514 52 00 F+34 91 399 24 08

                                TABLE OF CONTENTS

IN SESSION                                                                   5

1.     PRELIMINARY OBLIGATION                                               12

2.     LINE OF CREDIT                                                       13

3.     OPTIONS FOR GAMP AND SPV                                             14

4.     ASSUMPTION OPTION                                                    14

5.     STOCKHOLDER CONTROL, HOLDING AND INTENDED USE OF THE FUNDS           15

6.     EXCLUSIVE NEGOTIATION RIGHT                                          17

7.     RIGHT OF FIRST REFUSAL                                               21

8.     NO COMPETITION                                                       23

9.     NO SOLICITATION                                                      24

10.    RIGHTS AS MINORITY STOCKHOLDER                                       25

11.    MEMBERSHIP                                                           25

12.    CONDITION FOR RESCISSION                                             25

13.    GENERAL                                                              26

    13.1   Expenses and Taxes                                               26

    13.2   Cooperation                                                      26

    13.3   Notices                                                          26

    13.4   Entire Agreement; Amendments                                     26

    13.5   Invalidity, Nullity and Partial Ineffectiveness                  27

    13.6   Non-Existence of Waiver                                          27

    13.7   Declarations                                                     27

14.    COMPLIANCE AND RESCISSION                                            27

15.    APPLICABLE LAW                                                       28

16.    JURISDICTION                                                         28

17.    ADDITIONAL PROVISION                                                 28

                               LIST OF APPENDICES


APPENDIX G1                LA SEXTA STOCK PURCHASE AND PLACECITYSALE POLICY

APPENDIX G2:               LA SEXTA STOCKHOLDER AGREEMENT

APPENDIX I:                MERGER AGREEMENT

APPENDIX 1(B):             AUDITED FINANCIAL STATEMENTS OF GRUPO ARBOL AND
                           MEDIAPRO B.V. FOR THE YEAR 2004, CONSOLIDATED
                           FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2005, FOR
                           EACH OF THE COMPANIES AND CONSOLIDATED PRO FORMA
                           FINANCIAL STATEMENTS FOR BOTH COMPANIES AS OF
                           DECEMBER 31, 2004, AND SEPTEMBER 30, 2005, AND
                           UPDATED CHART AS OF MARCH 26, 2006, WITH ALL
                           SUBSIDIARIES OF BOTH GROUPS

APPENDIX 1 (B) II.:        ASSETS EXCEPTED FROM THE M/A MERGER

APPENDIX 2:                TELEVISA ENGAGEMENT LETTER

APPENDIX 2 BIS:            LINE OF CREDIT

APPENDIX 2 TER:            GAMP PLEDGE CONTRACT

APPENDIX 2 QUATER:         SPV PLEDGE CONTRACT

APPENDIX 3:                SPV STOCK PURCHASE OPTION

APPENDIX 3 BIS:            GAMP STOCK PURCHASE OPTION

APPENDIX 4:                M/A HOLDINGS ASSUMPTION OPTION

APPENDIX 10:               RIGHTS AS MINORITY STOCKHOLDER

APPENDIX 11:               LETTER OF MEMBERSHIP

APPENDIX 13.3:             NOTICES

                                   IN SESSION

This contract is executed in Madrid on March 26, 2006, with the participation of Mr. Fernando Molina Stranz, Notary in Madrid and a member of the College of Notaries, by and between

I.       AS PARTY OF THE FIRST PART,

         MR. EMILIO ARAGON ALVAREZ, of legal age, with professional domicile in Madrid at Carretera de Fuencarral a Alcobendas, km 12,450, and National Identity Card D.N.I. 2.513.515-Y.

         CARIBE MUSIC S.A. (hereinafter known as "CARIBE MUSIC"), a company formed under the Laws of Spain, with Tax Identification Code (T.I.C.) A-78968716 and company headquarters located at Menendez Pidal 43. CARIBE is represented herein by Mr. Emilio Aragon Alvarez, with National Identity Card/Tax Identification Number 2.513.515-Y, who appears in his position as Chief Executive Officer, as demonstrated by a copy of the Public Document issued before the Notary in Madrid, Mr. Jesus Franch Valverde, on December 27, 2001, under No. 3.070 of his records.

         MR. DANIEL ECIJA BERNAL, of legal age, with professional domicile in Madrid at Carretera de Fuencarral a Alcobendas, km 12,450, and National Identity Card 5.254.706-B.

         PIPEN, S.L. (hereinafter known as "PIPEN"), a company formed under the Laws of Spain, with Tax Identification Code (T.I.C.) B-03834389 and company headquarters located at Calle Penalara, Parcela 196, Urbanizacion Soto de Vinuelas, Tres Cantos (Madrid). PIPEN is represented herein by Mr. Daniel Ecija Bernal, with National Identity Card/Tax Identification Number 5.254.706-B, who appears in his position as Sole Director, as demonstrated by a copy of the Public Document issued before the Notary in Madrid, Mr. Emilio Lopez Melida, on May 22, 1998, under No. 1.653 of his records.

         MR. JOSE MIGUEL CONTRERAS TEJERA, of legal age, with professional domicile in Madrid at Carretera de Fuencarral a Alcobendas, km 12,450, and National Identity Card 51.338.117-R.

         JMC 2000, S.L. (hereinafter known as "JMC 2000"), a company formed under the Laws of Spain, with Tax Identification Code (T.I.C.) B-81155608 and company headquarters located at Calle Navacerrada 3, Tres Cantos. JMC 2000 is represented herein by Mr. Jose Miguel Contreras Tejera, with National Identity Card/Tax Identification Number 51.338.117-R, who appears in his position as Sole Director, as demonstrated by a copy of the Public Document issued before the Notary in Valencia, Mr. Miguel Gines Albalate, on December 18, 1998, under No.
         3.477 of his records.

         MR. ANDRES VARELA ENTRECANALES, of legal age, with professional domicile in Madrid at Carretera de Fuencarral a Alcobendas, km 12,450, and National Identity Card 5.383.505-X.

         MGVH 2000, S.L. (hereinafter known as "MGVH 2000"), a company formed under the Laws of Spain, with Tax Identification Code (T.I.C.) B-81916017 and company headquarters located at Calle C/Justiniano No. 9. MGVH 2000 is represented herein by Mr. Andres Varela Entrecanales, with National Identity Card/Tax Identification Number 5.383.505-X, who appears in his position as Joint Director, as demonstrated by a copy of the Public Document issued before the Notary in Madrid, Mr. Pablo Duran de la Colina, on February 27, 2003, under No. 705 of his records.

         GAVEC CARTERA 24, S.L. (hereinafter known as "GAVEC CARTERA 24"), a company formed under the Laws of Spain, with Tax Identification Code (T.I.C.) B-84359546, with company headquarters located in Madrid, at Carretera de Fuencarral a Alcobendas, km. 12,450. GAVEC CARTERA 24 is represented herein by Mr. Emilio Aragon Alvarez and Mr. Andres Varela Entrecanales, with National Identity Cards/Tax Identification Numbers 2.513.515-Y and 5.383.505-X, who appear in their positions as Joint Agents, as demonstrated by a copy of the Public Document issued before the Notary in Madrid, Mr. Ignacio Paz-Ares Rodriguez, on May 25, 2005, under No. 1.456 of his records.

         MR. FEDERICO GARCIA ARQUIMBAU AYUSO, of legal age, domiciled at Plaza de los Sagrados Corazones, No. 1, 8th floor, and National Identity Card 22.891.884-F.

         MR. MANUEL VALDIVIA SANTIAGO, of legal age, with professional domicile in Madrid at Carretera de Fuencarral a Alcobendas, km 12,450, and National Identity Card 5.352.874-S.

         Mr. Emilio Aragon Alvarez, Mr. Daniel Ecija Bernal, Mr. Jose Miguel Contreras Tejera, Mr. Andres Varela Entrecanales, Mr. Federico Garcia Arquimbau Ayuso, Mr. Manuel Valdivia Santiago, CARIBE MUSIC, PIPEN, JMC 2000, MGVH 2000 and GAVEC CARTERA 24 are hereinafter known as the "STOCKHOLDERS OF THE GRUPO ARBOL".

II.      AS PARTY OF THE SECOND PART,

         MR. JAUME ROURES I LLOP, of legal age, with professional domicile in Esplugues de Llobregat (Barcelona), at Calle Gaspar Fabregas, No. 81, 3rd Floor, Edificio Imagina, and National Identity Card 37.259.141-S, represented by Mr. Josep Maria Benet Ferran, by reason of the power of attorney granted on March 24, 2006, before the Notary, Mr. Miguel de Paramo Arguelles, in a public document with record number 2426.

         MEDIACABLE SERVICIOS DE PRODUCCION, S.L. (hereinafter known as "MEDIACABLE"), a company formed under the Laws of Spain, with Tax Identification Code (T.I.C.) B-61948444 and company headquarters located in Esplugues de Llobregat, at Calle Gaspar Fabregas, No. 81, represented herein by Mr. Josep Maria Benet Ferran, by reason of the power of attorney granted on March 24, 2006, before the Notary, Mr. Miguel de Paramo Arguelles, in a public document with record number 2425.

         MR. JOSEP MARIA BENET FERRAN, of legal age, with professional domicile in Esplugues de Llobregat (Barcelona), at Calle Gaspar Fabregas, No. 81, 3rd Floor, Edificio Imagina, and National Identity Card 40.857.318-A.

         ATAS CORP, S.L. (hereinafter known as "ATAS CORP"), a company formed under the Laws of Spain, with Tax Identification Code (T.I.C.) B-62270590, with company headquarters located in Esplugues de Llobregat, at Calle Gaspar Fabregas, No. 81, represented herein by Mr. Josep Maria Benet Ferran, with

         National Identity Card No. 40.857.318-A, who appears as Sole Director, appointed by reason of the public document issued on June 23, 2000, by the Notary in Barcelona, Mr. Lorenzo P. Valverde Garcia, under No. 1814 of his records.

         MR. GERARD ROMY BELILOS, of legal age, with professional domicile in Esplugues de Llobregat (Barcelona), at Calle Gaspar Fabregas, No. 81, 3rd Floor, Edificio Imagina, and National Identity Card 37.663.569-B.

         MEDIAVIDEO, S.L. (hereinafter known as "MEDIAVIDEO"), a company formed under the Laws of Spain, with Tax Identification Code (T.I.C.) B-59200253, with company headquarters located in Barcelona, at Calle Trafalgar 4, represented herein by Mr. Gerard Romy Belilos, with National Identity Card No. 37.663.569-B, who appears as Sole Director, appointed by reason of the public document issued on September 5, 2002, by the Notary in Barcelona, Mr. Francisco Palop Tordera, under No. 1360 of his records.

         MEDIACAPITAL B.V. (hereinafter known as "MEDIACAPITAL"), a company formed under the Laws of The Netherlands, with company headquarters located at Prins Hendriklaan 18, 1075 BC Amsterdam (The Netherlands). MEDIACAPITAL is represented herein by Mr. Gerard Romy Belilos, with National Identity Card No. 37.663.569-B, who appears in his position as agent by reason of the power of attorney issued on March 23, 2006, by the Notary Martijn Albers.

         CAVENDISH SQUARE HOLDING B.V. (hereinafter known as "WPP"), a company formed under the Laws of The Netherlands, with company headquarters located at Prins Alexanderplein 8, 3067 GC Rotterdam (The Netherlands).WPP is represented herein by Mr. Josep Tomas Aurin, in his position as verbally-appointed agent.

         WITGOUD INVESTMENTS B.C. (hereinafter known as "WITGOUD"), a limited-liability company with headquarters at Foppingadreef 22, 1102 BS Amsterdam Zuidoost (The Netherlands), formed and duly existing under and in accordance with the Laws of The Netherlands, with number 33068605 (hereinafter known as "WITGOUD"). Representing it, Mr. Josep Tomas Aurin is acting in his position as agent, as demonstrated by a copy of his Power of Representation legalized before the Notary in The Netherlands, Mr. Martijn Albers, dated March 24, 2006, bearing the appropriate apostille.

         Mr. Jaume Roures i Llop, Mediacable, Mr. Joseph Maria Benet Ferran, Atas Corp, Mr. Gerard Romy Belillos, Mediavideo, MEDIACAPITAL, WPP and WITGOUD shall hereinafter be known, jointly, as the "STOCKHOLDERS OF MEDIAPRO B.V."

         The Stockholders of the Grupo Arbol and the Stockholders of MediaPro B.V. shall hereinafter be known, jointly as the "MEMBERS OF M/A."

III.     AS PARTY OF THE THIRD PART,

         ARBOL PRODUCCIONES, S.A. (hereinafter known as "GRUPO ARBOL"), a company formed under the Laws of Spain, with Tax Identification Code (T.I.C.) A-81/763492, with company headquarters located in Madrid, at Carretera de Fuencarral a Alcobendas, km. 12,400. Grupo Arbol is represented herein by Mr. Jose Miguel Contreras Tejera, with National Identity Card/Tax Identification Number 51.338.117-R, who appears in his position as Agent, by reason of the powers conferred upon him by agreement of the Board of Directors, which agreements were publicly recorded on June 17, 1997, by the Notary in Madrid, Mr. Jesus Franch Valverde, under No. 1604 of his records, having been specially authorized for this act by reason of the company approvals adopted by the meeting of the Board of Directors of the above-named company held on March 26, 2006.

IV.      AS PARTY OF THE FOURTH PART,

         MEDIAPRODUCTION PROPERTIES B.V. (hereinafter known as "MEDIAPRO B.V."), a company formed under the Laws of The Netherlands, with company headquarters located at Prins Hendriklaan 18, 1075 BC Amsterdam (The Netherlands). MediaPro B.V. is represented herein by Josep Maria Benet Ferran, with National Identity Card No. 40.857.318-A, who appears in his position as agent by reason of the power of attorney issued on March 23, 2006, by the Notary Martijn Albers.

V.       AS PARTY OF THE FIFTH PART,

         Grupo Afinia, S.L. (hereinafter known as "MA"), a company formed under the Laws of Spain, with company headquarters located in Esplugues de Llobregat (Barcelona) at Calle Gaspar Fabregas, 81. MA is represented herein by Mr. Josep Maria Benet Ferran and Mr. Andres Varela Entrecanales, with National Identity Cards/Tax Identification Numbers 40857.318-A and 5.383.505-X, respectively, who appear in their positions as Joint Agents by reason of the powers conferred upon them by the agreement of the Board of Directors, which agreements were publicly recorded on March 24, 2006, by the Notary in Madrid, Mr. Ignacio Paz-Ares Rodriguez under No. 783 of his records.

VI.      AS PARTY OF THE SIXTH PART,

         Inversiones Mediapro Arbol S.L. (hereinafter known as "SPV"), a company formed under the Laws of Spain, with company headquarters located in Madrid, at Carretera de Fuencarral a Alcobendas, Km, 12,450. SPV is represented herein by Mr. Andres Varela Entrecanales and Mr. Josep Benet Ferran, with National Identity Cards/Tax Identification Numbers 5.383.505-X and 40857.318-A, respectively, in their positions as Joint Directors, to which positions they were appointed in the Charter of the company issued on March 24, 2006, before the Notary in Madrid, Mr. Ignacio Paz-Ares Rodriguez, under No. 788 of records, pending registration.

VII.     AS PARTY OF THE SEVENTH PART,

         GRUPO TELEVISA, S.A. (hereinafter known as "TELEVISA"), a Mexican company, with company headquarters at Av. Vasco de Quiroga, No. 2,000, Colonia Santa Fe, 01210 Mexico, F.D., formed in accordance with document number 30.200, issued in Mexico City on December 19, 1990, before Licenciado Francisco Javier Mondragon Alarcon, Notary Public, Holder of Notary's Office No. 73 in Mexico City, the first copy of which is recorded in the Commercial Registry under No. 142.164 of the Public Property and Commerce Registry of the Federal District. Televisa is represented herein by Mr. Salvi Rafael Folch Viadero and Mr. Joaquin Balcarcel Santa Cruz, who appear and represent the company by reason of the power of attorney granted by the Board of Directors of this company on February 25, 2002, before Licenciado Rafael Manuel Oliveros Lara, Notary Public, holder of Notary's Office No. 45 of the Federal District, under No. 56.299, apostille affixed on October 11, 2005, in conformity with the Treaty of the Hague of 1961.

The Stockholders of Grupo Arbol, the Stockholders of MediaPro B.V., Grupo Arbol, MediaPro B.V., the Members of M/A, M/A, SPV and Televisa shall be known hereinafter, jointly, as the "PARTIES," and each of them individually as the "PARTY."

The Parties declared and reciprocally recognize the legal capacity necessary to execute this contract.

                                     WHEREAS

A. The Stockholders of Grupo Arbol wholly own the stock in Grupo Arbol, as shown in the table below.


           STOCKHOLDERS OF GRUPO ARBOL            NUMBER OF SHARES            % OF AUTHORIZED CAPITAL
           ---------------------------            ----------------            -----------------------
       Emilio Aragon Alvarez                           20,262                          13.52
       Caribe Music, S.A.                               6,507                           4.34
       Daniel Ecija Bernal                             20,262                          13.52
       Pipen, S.L.                                      6,507                           4.34
       Jose Miguel Contreras Tejera                     6,064                           4.05
       JMC 2000, S.L.                                  20,705                          13.82
       Andres Varela Entrecanales                       7,908                           5.28
       MGVH 2000, S.L.                                 18,861                          12.59
       GAVEC CARTERA 24, S.L.                          35,965                          24.00
       Federico G(a)Arquimbau Ayuso                     3,647                           2.43
       Manuel Valdivia Santiago                         3,167                           2.11
                                     TOTAL:           149,855                           100%

B. All of the above shares were pledged to Banco de Sabadell, S.A., in guarantee of the loan agreement of September 21, 2005, for a total amount of 46,402,810.08 Euros, of which GAVEC Cartera 24, S.L. owes the amount of 35,999,866.05 Euros (Tranche A).

C. After the M/A Merger, the Stockholders of MediaPro B.V. will, directly or indirectly, wholly own the interests in MediaPro B.V., the parent company of the group including Mediaproduccion, S.L. (company wholly owned by MediaPro B.V., formed under the Laws of Spain, with Tax Identification Code (T.I.C.) B-60.18.752, with company headquarters located in Esplugues de Llobregat (Barcelona), Calle Gaspar Fabregas i Roses, No. 81, 3rd Floor, hereinafter known as "MEDIAPRO"). As of today, MEDIACAPITAL wholly owns the authorized capital of MediaPro B.V.

D. Grupo Arbol and Mediapro hold 37.44% and 35.56%, respectively, of the capital in GAMP Audiovisual, S.A. (hereinafter known as "GAMP"). GAMP is a company formed under the Laws of Spain, with Tax Identification Code (T.I.C.) A84434968, with company headquarters located in Madrid, at Carretera de Fuencarral a Alcobendas, km. 12,400. The complete list of stockholders of GAMP is given in the table below. The stock is free of any lien or encumbrance.

               STOCKHOLDERS OF GAMP               NUMBER OF SHARES            % OF AUTHORIZED CAPITAL
               --------------------               ----------------            -----------------------
       GRUPO ARBOL                                     74,879                          37.44%
       MEDIAPRO                                        71,135                          35.56%
       DRIVE ENTERTAINMENT, S.L.                       20,002                             10%
       GABASCAR, S.A                                   20,002                             10%
       GRUP EMPRESARIAL EL TERRAT, S.L.                14,002                              7%
                                     TOTAL:           200,020                            100%

E. GAMP is a company intended solely to be a vehicle through which the Grupo Arbol and MediaPro, together with other partners, hold 60% of Gestora de Inversiones Audiovisuales La Sexta, S.A. (hereinafter known as "LA SEXTA"). LA SEXTA is a company formed under the Laws of Spain, with Tax Identification Code (T.I.C.) A-84/434935, with company headquarters located in Madrid, at Carretera de Fuencarral a Alcobendas, km. 12,400. The complete list of stockholders of La Sexta, in accordance with the provisions of Statement G below, is given in the table below. The stock is free of any lien or encumbrance.

             STOCKHOLDERS OF LA SEXTA             NUMBER OF SHARES            % OF AUTHORIZED CAPITAL
             ------------------------             ----------------            -----------------------
       GAMP                                            600,608                          60%
       Televisa                                        400,405                          40%
                                     TOTAL:          1,001,013                         100%

F. LA SEXTA is the shell company created for participation in a public bid for the award of a license for the operation of public television service on a state level under the system of broadcasting on networks, according to the Resolution of July 29, 2005, of the Secretary of State for Telecommunications and the Information Society, published in the B.O.E. of July 30, 2005 (hereinafter known as the "LICENSE") and the operation thereof (hereinafter known as the "Project"), which bid it won according to agreement of the Council of Ministers of November 25, 2005.

G. On October 14, 2005, Televisa acquired from GAMP stock in LA SEXTA, making up 40% of the authorized capital thereof, by means of the stock purchase and sale policy, a copy of which is appended as Appendix G1, and, as of today, it signed a Stockholder Agreement with GAMP, Grupo Arbol, MediaPro, M/A, SPV and LA SEXTA regulating, among other aspects, the terms and conditions governing the relations among all the parties thereto, among the stockholders of LA SEXTA, and among the latter and LA SEXTA (hereinafter known as the "LA SEXTA STOCKHOLDER AGREEMENT", a copy of which is appended as Appendix G2).

H. M/A is a company created for the purposes indicated in the following statement. As of today, the interests in the full authorized capital of M/A is given in the table below. The interests are free of any lien or encumbrance.

                      MEMBERS OF M/A                NUMBER OF INTERESTS      % OF AUTHORIZED CAPITAL
                      --------------                -------------------      -----------------------
         Emilio Aragon Alvarez                                  3,245                     5.41
         Caribe Music, S.A.                                     1,042                     1.74
         Daniel Ecija Bernal                                    3,245                     5.41
         Pipen, S.L.                                            1,042                     1.74

         Jose Miguel Contreras Tejera                             971                     1.62
         JMC 2000, S.L.                                         3,316                     5.53
         Andres Varela Entrecanales                             1,267                     2.11
         MGVH 2000, S.L.                                        3,021                     5.04
         GAVEC CARTERA 24, S.L.                                 5,760                     9.60

         Federico G(a)Arquimbau Ayuso                             584                     0.97

         Manuel Valdivia Santiago                                 507                     0.84
         Mediacapital, B.V.                                    24,000                    40.00
         Witgoud Investments B.V.                              12,000                    20.00
         TOTAL:                                                60,000                   100.00

I. Grupo Arbol and MediaPro B.V. are in the process of merging, so that the Shareholders of Grupo Arbol and the Shareholders of MediaPro B.V. - following a certain prior reorganization pursuant to which MEDIACAPITAL will own 66.66% and WITGOUD will own 33.33% of the capital- will contribute all their shares in those companies to M/A and will receive, in exchange, interests in M/A in proportion to their respective contributions (hereinafter, the "M/A MERGER"), all as provided in the Merger Agreement of the Business of the ARBOL and MEDIAPRO Groups dated February 10, 2006) (hereinafter, the "MERGER AGREEMENT", copy of which is attached as Exhibit I hereto). Under the Merger Agreement, the ownership structure of M/A following completion of the merger process will be the percentages set forth in the above table. The respective interests will be free from any lien or encumbrance other than those described in the following Recital.

         As of the date hereof, WPP does not hold any direct or indirect interest in M/A. However, as part of the Merger process, WPP will own 10% of the preferred shares of the capital stock of WITGOUD with the right to convert them, as described in the Merger Agreement and in Exhibit 9.1(IX) to the Line of Credit defined below, of the entire capital of the above-mentioned company.

J. Following the merger described in the previous Recital, the pledge mentioned in Recital B will be cancelled and replaced by a pledge on all equity interests of M/A owned by the Grupo Arbol Shareholders as a result of the subscription of the M/A capital increase, through the non-monetary contribution of their Grupo Arbol shares.

K. SPV is a company wholly owned by M/A, to which Grupo Arbol and MediaPro intend to transfer all GAMP shares owned by the latter two companies (hereinafter, the "TRANSFER TO SPV"). The sole asset of SPV will be such GAMP shares mentioned in Recital D and all additional shares they may hold in that company, and its sole purpose will be to receive the Line of Credit defined in Clause 2 below for the capitalization of GAMP and subsequently of LA SEXTA.

L. As a result of their direct or indirect joint investment in LA SEXTA, the Parties have reached another series of agreements for the financing of the Project and for the possible investment of Televisa in M/A.

M. Considering the foregoing, the Parties have decided to enter into this Investment Agreement (the "AGREEMENT") in accordance with the following

                                     CLAUSES

1.       PRELIMINARY OBLIGATION

         The Grupo Arbol Shareholders, the MediaPro B.V. Shareholders and the M/A Members undertake to carry out the M/A Merger and the Transfer to SPV in good faith and within the shortest possible period of time, on the terms described in Recitals I, J and K and in this Clause (hereinafter, the "PRELIMINARY OBLIGATION"):

(a)      The Preliminary Obligation shall have been performed by June 30, 2006.

(b) Attached as Exhibit 1(b) hereto are the audited financial statements of Grupo Arbol and MediaPro B.V. for fiscal year 2004, the consolidated financial statements as of September 30, 2005 of each company and the pro-forma consolidated financial statements of both merged companies as of December 31, 2004 and September 30, 2005, as well as a table updated to the date of this Agreement with all subsidiaries and affiliated companies of Grupo Arbol and of MediaPro B.V. The Grupo Arbol Shareholders and the MediaPro B.V. Shareholders represent, warrant and undertake, as the case may be, that:

         i. From the date of this Agreement to the consummation of the M/A Merger, both companies will act in the ordinary course of business so as to maintain the integrity of their businesses.

         ii. The assets that are part of the M/A Merger are all the assets currently used by each of the Grupo Arbol Shareholders and the MediaPro B.V. Shareholders in the Audiovisual Production and Other Audiovisual 12

                  Services, as defined in Clause 8, except for the Assets excepted from the M/A Merger, which are listed in Exhibit 1
                  (b) ii attached hereto.

         iii. The M/A Members will have non-compete obligations on the terms set forth in clause 8 below.

         iv. Prior to the execution of this Agreement, M/A and the M/A Members have delivered to Televisa copy of (i) the Merger Agreement and (ii) the bylaws of M/A. M/A and the M/A Members represent to Televisa that they are not parties to any other agreement governing the creation or transfer of interests in, or the control or management of M/A.

Performance of the above-mentioned Preliminary Obligation shall be evidenced through the delivery to Televisa of (i) copy of the notarial instruments recording the contribution of the Grupo Arbol and MediaPro B.V. shares to M/A, duly executed and submitted to the Commercial Registry for registration and (ii) a certificate of the Secretary of the M/A Board of Directors describing the ownership structure following the M/A Merger.

2.  LINE OF CREDIT

Concurrently with the execution of this Agreement, DTH Europa, S.A., a subsidiary 100% owned, directly or indirectly, by Televisa, and with the joint and several undertaking of Televisa, as its own obligation pursuant to the letter attached as Exhibit 2 hereto, signs with SPV, a 100% directly owned subsidiary of M/A, a line of credit, in order to finance part of the capital contributions of M/A to La Sexta through its direct interest in SPV and its indirect interest in GAMP, according to the terms and conditions set forth in the agreement attached as Exhibit 2 bis hereto (hereinafter, the "LINE OF CREDIT").

As provided therein, the Line of Credit will be secured by the joint and several suretyship of M/A, Grupo Arbol and MediaPro B.V. as regards the interest, and by Pledge Agreements with limited recourse as regards the obligation of repayment of principal, on all GAMP shares owned by SPV and on all SPV shares owned by M/A (hereinafter, the "GAMP PLEDGE" and the "SPV PLEDGE" and, collectively, the "PLEDGES"), on the terms and conditions set forth in the agreements attached as
Exhibit 2ter and Exhibit 2quater hereto, respectively, to be signed prior to the first drawdown under the Line of Credit. As provided in the GAMP Pledge, DTH Europa, S.A. will have the obligation of lifting the pledge on the shares SPV may sell provided that (i) it continues to hold, in any event, more than 50% of the GAMP shares and (ii) the proceeds from such sale received by SPV are allocated, following deduction of applicable taxes, only and solely to repayment of the debt incurred by M/A, SPV, Grupo Arbol and/or MediaPro to finance their investment in La Sexta other than the Line of Credit, and the balance, if any, to the repayment of the Line of Credit.

In addition, M/A and its subsidiaries shall take the required actions for the funds that SPV is entitled to receive, in proportion to its interest in GAMP, from the sale, if that be the case, of 9% of the shares of LA SEXTA to be allocated, following deduction of applicable taxes and legal reserves, (i) to capital contributions to LA SEXTA or (ii) to the repayment of the debt incurred by M/A, SPV, Grupo Arbol and/or MediaPro to finance their investment in LA SEXTA other than the Line of Credit, and the balance, if any, to repayment of the Line of Credit.

3.  OPTIONS ON GAMP AND SPV

Prior to the first drawdown under the Line of Credit, M/A and SPV will, in consideration for the Line of Credit, grant Televisa purchase options on their entire interests in SPV and GAMP, respectively, at a strike price equal to the outstanding balance of the Line of Credit at any time, as regards principal, on the terms and conditions set forth in the agreements attached as Exhibit 3 and
Exhibit 3 bis hereto (hereinafter, the "SPV OPTION" and the "GAMP OPTION" and, collectively, the "OPTIONS"). As provided in the GAMP Option, SPV may sell GAMP shares provided that (i) it continues to hold, in any event, over 50% of the GAMP shares and (ii) the proceeds from such sale are allocated only and solely to the repayment of the debt undertaken by M/A, SPV, Grupo Arbol and/or MediaPro to finance their investment in LA SEXTA other than the Line of Credit, and the balance, if any, to repayment of the Line of Credit.

Televisa may, at its election, exercise the SPV Option or the GAMP Option at any time during their respective terms, provided a default occurs that accelerates the Line of Credit. The purchase price, if the SPV Option or the GAMP Option are exercised, will be paid to M/A or the SPV, if the amount thereof is actually allocated in full to payment of the principal amount of the Line of Credit. Once the price has been paid and the amount thereof allocated as described above, a receipt will be issued for the principal amount of the Line of Credit, which will entail the termination of the Options and the Pledges. The parties agree that Televisa may, freely and at its option, exercise the Options or the Pledges, without the exercise of any one of them precluding the exercise of any of the others.

4.  ASSUMPTION OPTION

Concurrently with the execution of this Agreement, the M/A Members and M/A grant Televisa, which accepts it, an assumption option in respect of the interests in M/A (hereinafter, the "ASSUMPTION OPTION") on the terms and conditions set forth in the agreement attached as Exhibit 4, so that Televisa will be entitled to assume, and the M/A Members and M/A will have the obligation of carrying out all acts required for Televisa to assume the M/A interests derived from the above-mentioned option.

All terms used in this Agreement and in the Assumption Option relating to interests, and the creation and assumption thereof, members and other related terms shall be deemed to have been modified to shares, the issuance and subscription thereof, shareholders and other related terms in the event that, at any time, M/A becomes a corporation [sociedad anonima], and the Assumption Option, shall, mutatis mutandi, become an option to subscribe for shares.

5.  EQUITY CONTROL, PERMANENCE AND ALLOCATION OF FUNDS

(a) During the entire term of the Line of Credit and of the Assumption Option, M/A undertakes to hold (i) 100% of the capital of SPV and (ii) a majority interest in the capital stock (in every case over 50%) of GAMP and of that held by GAMP in LA

         SEXTA, and (iii) direct or indirect control of GAMP and LA SEXTA on the terms derived from the LA SEXTA Shareholders' Agreement and from the GAMP Shareholders' Agreement to be delivered in accordance with the Shareholders' Agreement.

(b) Up to whichever is later of (i) the expiration of the term of the Line of Credit, (ii) the expiration of the Assumption Option and (iii) the expiration of a two-year period from the date on which Televisa becomes an M/A shareholder through the exercise of any of the acquisition, subscription or assumption rights granted to it herein, each and every M/A Member (except WPP and any of the companies of its group) undertake to continue, in its favor and in favor of its subsidiaries, to perform all service, professional, commercial, labor and other agreements and to carry out all the duties currently carried out by them, be it as creative personnel, producers or managers, each in his specific position, except for such changes as may be agreed in the general interest of M/A in the ordinary course of business.

(c) Up to whichever is later of (i) the end of the term of the Line of Credit and (ii) the expiration of the term of the Assumption Option, M/A Members may only sell the number of interests that results from applying the percentage of their interest in M/A set forth opposite the number of interests held by each of them (or the number resulting from the sum of the interests of the Members who appear as a group) in M/A at the time of consummation of the M/A Merger (the "UNRESTRICTED INTERESTS") according to the following table. The interests that may not be disposed of during such period shall be deemed to be "RESTRICTED INTERESTS".


                                     M/A MEMBERS                       %
                                     -----------                       -
             Emilio Aragon Alvarez + Caribe Music, S.A.                1%
             Daniel Ecija Bernal + Pipen, S.L.                         1%
             Jose Miguel Contreras Tejera + JMC 2000, S.L.             1%
             Andres Varela Entrecanales + MGVH 2000, S.L.              1%
             GAVEC CARTERA 24, S.L.                                  100%
             Federico G(a)Arquimbau Ayuso                              1%
             Manuel Valdivia Santiago                                  1%
             Cavendish Square Holding, B.V.                          100%
             Mediacapital, B.V.                                       25%

         M/A Members undertake that the first existing M/A interests to be sold shall, in any case, be those held by GAVEC CARTERA 24, S.L.

         M/A Members further undertake that during the term of the LA SEXTA Shareholders' Agreement, they will not sell interests in M/A to any competitor of Televisa in Mexico. For this purpose, only those individuals or legal entities which (i) provide television broadcasting services via networks in Mexico, or (ii) own an interest of not less than 5% in a television operator providing television broadcasting services via networks in Mexico shall be deemed to be competitors of Televisa in Mexico.

(d) M/A Members may sell M/A interests other than those permitted in paragraph (c) above or create new M/A interests only if: (i) in the event of a sale, the period set forth in paragraph (c) above has elapsed, or they have secured the express authorization of Televisa and
         (ii) both in the case of sale of existing interests to third parties or of creation of new interests in favor of third parties, prior to or concurrently with such sale or creation, the Line of Credit has been repaid in full, and will then be cancelled and, if necessary, GAMP has provided a financing guarantee for the capital requirements of LA SEXTA as provided in Clause 14 of the LA SEXTA Shareholders' Agreement, to replace the Line of Credit.

         In the event that new M/A interests are created for assumption by the M/A Shareholders, the prohibition of disposing of M/A interests set forth in paragraph (c) above shall extend to such newly created interests assumed by the M/A Members, which will also be deemed to be Restricted Interests.

(e) The M/A Members undertake to continue to hold a majority interest in the capital of M/A (of over 50%) for, at least, a two-year period from the acquisition by Televisa of an interest in the capital of M/A through the exercise of any of the acquisition or assumption rights granted to it in this Agreement.

(f)      Up to the moment specified in paragraph (c) above:

         -        Mr. Josep Maria Benet Ferran, Mr. Gerard Romy Belilos and Mr.
                  Jaume Roures Llop undertake not to sell or transfer their interest in ATASCORP, MEDIAVIDEO and MEDIACABLE and to ensure that such companies do not sell or transfer their interest in MEDIACAPITAL, except among such persons or companies and always within the limits of sub-section (c) as regards Unrestricted Interests.

         - Mr. Emilio Aragon Alvarez, Mr. Daniel Ecija Bernal, Mr. Andres Varela Entrecanales, Mr. Jose Miguel Contreras Tejera, Mr. Federico Garcia Araquimbau Ayuso and Mr. Manuel Valdivia Santiago undertake not to sell or transfer their interest in GAVEC CARTERA 24, CARIBE MUSIC, PIPEN, MGVH and JMC 2000 or in any other company which, in turn, holds a direct or indirect interest in M/A.

(g) The M/A Members undertake that, in exercising the rights provided for therein, or under the Assumption Option, the right to exclusive negotiation or the right of first refusal, the interest to be held by WITGOUD in M/A following the M/A Merger will not be reduced below 20% of the capital of that company, except by prior written agreement of WPP or by unilateral decision of WPP. In the event that, through the exercise of any of the aforementioned rights, the interest of WITGOUD should be reduced to less than 20%, the M/A Members - excluding, for the avoidance of doubt, Televisa- undertake to sell to WITGOUD, in proportion to their respective interests, at the price at which Televisa acquired the interests, the number of interests required, if WITGOUD acquires them, for WITGOUD to hold a percentage interest of 20% in M/A.

         Televisa undertakes not to prevent the execution or performance of the above-mentioned agreement and to such end, waives its pre-emptive right or any right to challenge that it may have in that respect. Televisa further undertakes, should it become an M/A shareholder, to observe and perform this agreement.

(g)[sic] GAVEC CARTERA 24 S.L. undertakes that all proceeds from the sales permitted in paragraph (c) will be allocated to payment of the loan mentioned in Recital B until such loan has been paid in full.

6.       RIGHT TO EXCLUSIVE NEGOTIATION

6.1. M/A and the M/A Members grant Televisa an exclusive negotiation right to submit an offer for the assumption of the newly-created interests in M/A and, if that be the case, the acquisition of existing interests in M/A representing an interest of 20% in the capital of M/A, on the terms set forth below; it should be noted, however, that such 20% percentage will be the percentage to be held by Televisa following the assumption of the capital increase in the case of newly-created interests and/or following the purchase of shares:

         (a) Televisa's offer will be structured so as to include the assumption of new interests, whose amount will be used to repay the drawn-down balance of the Line of Credit in full, up to the amount of eighty million euros (E80,000,000) and, should there be a surplus, to acquire existing interests in M/A.

         (b) The exclusive negotiation period will commence on April 15, 2006 and its duration will be of 120 calendar days as from such date, or as from the date on which evidence is provided of performance of the Preliminary Obligation set forth in Clause 1 above, whichever is later (hereinafter, the "EXCLUSIVE NEGOTIATION PERIOD"). During such period, M/A and the M/A Members (i) may not undertake negotiations of any kind with third parties with the purpose of selling or otherwise disposing of interests in M/A and (ii) shall cooperate fully to enable Televisa to carry out a full legal, labor, tax and financial review of M/A, including its subsidiaries.

                  For the purposes of the previous paragraph, Televisa shall provide, within 15 business days of the execution of this Agreement, a list of the documents required to conduct the above-mentioned full review, which shall be made available to it by M/A diligently, specifying those documents that do not exist or are not applicable. Furthermore, Televisa and its advisors will be given reasonable access to the facilities of M/A and its main subsidiaries and informational meetings will be organized with the senior managers of the various areas of M/A and its principal subsidiaries.

                  Specifically, M/A shall provide, by April 30, 2006, the pro-forma consolidated financial statements of M/A for fiscal year 2005 and the audited consolidated financial statements of M/A.

                  The Exclusive Negotiation Period shall be extended in the event of delays, if any, in the delivery of the required documents and particularly of those expressly mentioned in the previous paragraph.

                  M/A may propose to Televisa, within two months of the beginning of the Exclusive Negotiation Period, the basic terms for its offer (the "OFFER FORM"). In such case, both Televisa's offer and the offer, if any, submitted by a third party pursuant to the provisions of Clause 6.2 below shall necessarily conform to Offer Form.

         (c) Within the Exclusive Negotiation Period, Televisa shall submit a binding offer for the assumption and/or, if that be the case, the purchase of 20% of the capital stock of M/A, following the Offer Form. However, Televisa will be entitled to also submit an offer that does not conform to the Offer Form.

                  In the event that, upon expiration of the Exclusive Negotiation Period, Televisa fails to submit a binding offer in accordance with the Offer Form, the Assumption Option shall terminate and become void.

         (d) M/A will accept or reject the binding offer in writing within 15 calendar days of the date of receipt thereof. In the absence of any such reply upon expiration of such period, the offer will be deemed to have been rejected.

         (e) If the binding offer is accepted, the M/A Members and/or M/A, as the case may be, shall formalize the resolution providing for a capital increase, waiving their pre-emptive right in favor of Televisa and, if such be the case, providing for the sale of the interests in proportion to their interests in M/A, and the Assumption Option shall therefore terminate and become void upon delivery to Televisa of a true copy of the respective notarial instruments.

                  Such formalization shall occur:

                  1. For the assumption of new interests, M/A and the M/A Members shall, within 45 days of the binding offer having been accepted, carry out all necessary actions and adopt all corporate resolutions required to carry out the capital increase including, without limitation, calling a General Shareholders' Meeting - the notice of which shall comply with the necessary requirements and contain the required information including, if that be the case, the certification of the auditor, the attendance and holding of such meeting - which shall adopt the required resolutions-. Within 5 days of the assumption and payment in full of the interests by Televisa, M/A undertakes to file the deed notarial instrument recording the capital increase with the Commercial Registry for registration and, once such registration has been effected, to deliver such notarial instrument to Televisa.

                  2. For the sale of existing interests, on the date the General Shareholders' Meeting provided for in the previous paragraph is held, or within 30 days of the acceptance of the binding offer, if only existing interests are being sold. To such end, Televisa and the M/A Members shall sign an interest purchase agreement setting forth the terms of the binding offer.

6.2 If the binding offer is rejected, the M/A Members and M/A may, starting from the date of rejection and (i) by December 31, 2006, make a public offering for the subscription and/or sale of the M/A shares (IPO and/or Sale of Existing Interests) with an insured value that is at least that of the outstanding balance of the Line of Credit, or (ii) for a period of 137 calendar days starting from the aforementioned date of rejection, carry out the procedure of creation and/or sale of 20% of the interests in M/A, provided that they are Unrestricted Interests, under the following conditions, with the understanding that the aforementioned 20% shall belong to the third party after the capital increase has been assumed, in the case of the creation of new interests, and/or the purchase of shares has been executed:

         (a) The process of creation and/or sale of interests will be formulated in the same terms as the Televisa offer, as described in section 6.1(a) above.

         (b) The price, if any, that is offered by the third party will be adjusted to meet the Offer Form and must be declared in currency, with transfer by exchange, swaps or similar means therefore not being possible. M/A will be obligated to determine the solvency of the third party's offer. In the event of a Sale of Existing Interests or IPO, the offering price of the third party will be deemed to be the lower limit of the non-binding price range included in the corresponding registration document for the Sale of Existing Interests or IPO but, with respect to the other terms and conditions, will not be subject to the Offer Form, if it exists.

         (c) In the event that the economic conditions offered by the third party are, as a whole, similar to and more favorable than those offered by Televisa, and the price is at least 15% greater, the entry of the third party into the capital of M/A will be permitted under such conditions. Upon the entry of the third party, M/A and, if applicable, the M/A Members may choose between:

                  1. Sharing with Televisa, by means of the provision of cash, 50% of any excess in difference between the valuation representing 10% of the capital and the amount of sixty million Euros (60,000,000) representing 10% of the capital, with the Assumption Option thus being canceled; with the understanding that, if the aforementioned excess does not exist, the Assumption Option will also be canceled.

                  2. Not sharing the aforementioned excess, if any, with Televisa, in which case the Assumption Option will remain in effect.

         (d) If the offer presented by a third party is not greater than the aforementioned 15%, Televisa will have the right to choose either of the two alternatives described below which, upon being consummated or in the event that Televisa decides not to exercise its right, will result in the termination of the Assumption Option:

                  1. Assume or, if applicable, purchase the interests for a price equal to its binding offer plus 50% of the difference between the offer of Televisa and the offer of the third party.

                  2. Not assume or, if applicable, purchase the interests, and receive from M/A and, if applicable, the M/A Members the cash amount of 50% of the difference between the Televisa offer and the offer of the third party.

         (e) If the offer presented by a third party is lower than that of Televisa and it is nonetheless decided to conduct the transaction, Televisa will have the right to choose either of the alternatives described below:

                  1. Purchase or assume the interests at the price and under the other conditions offered by the third party, with the result that the Assumption Option terminates.

                  2. Not assume or purchase the interests, in which case M/A will issue and/or the M/A Members will sell the interests to the third party under the conditions that the latter has offered, with the result that the Assumption Option terminates.

         For the purpose of complying with the provisions of this Clause 6.2, M/A must immediately send to Televisa, upon execution of the corresponding confidentiality agreement, a copy of the third party offer selected.

6.3 The M/A Members may agree to the creation of new interests in M/A for a third party or sell the existing interests to a third party under the conditions of this Clause 6, only if prior to or simultaneously with doing so, the balance of the Line of Credit drawn down is repaid, thereby canceling the latter. In such case, also prior to or simultaneously with, GAMP will have to have provided a guarantee of financing for the capital needs of LA SEXTA, as described in Clause 14 of the LA SEXTA Shareholder Agreement, as a replacement for the Line of Credit. In the case of a Sale of Existing Interests or IPO, the cancellation of the Line of Credit will occur at the time of the liquidation of the aforementioned Sale of Existing Interests or IPO.

7.       RIGHT OF FIRST REFUSAL

         If the period described in Clause 6.2 above elapses and Televisa or a third party has not incorporated the capital stock of M/A as the shareholder owning 20% of its capital stock, the M/A Members will give Televisa a right of first refusal that may be exercised up to June 30, 2011 with respect to third party offers for up to 20% of the interests of M/A in one or more transactions, whether by means of the purchase of existing interests or the assumption of new interests under the same terms and conditions as those offered by the third party and in compliance with the procedures established below. If the offer exceeds 20% of the capital of M/A, the right of first refusal shall be extended to the entire interest offered. In the case of newly created interests, the aforementioned percentage of 20%, or a greater percentage to which an option may be held, will belong to Televisa once the capital increase has been assumed and/or the purchase of the interests has been executed.

         (a) In the event that any of the M/A Members wishes to transfer any of its interests in the Company (the "TRANSFERRING SHAREHOLDER") to a third party, or the M/A Members wish to create new interests for sale to a third party, the Transferring Shareholder or M/A, respectively, must notify Televisa in writing (the "FIRST NOTIFICATION") of their wish to transfer or create such interests, indicating the specific number (the "INTERESTS FOR SALE") and the other terms and conditions of payment for the transfer or creation.

         (b) Within a maximum period of thirty (30) days starting from the receipt of the First Notification (the "Offering Period"), Televisa may communicate to the Transferring Shareholder or to M/A, as applicable, its intent to purchase or assume the M/A interests described in the Notification, under the terms and conditions set forth therein (the "SECOND NOTIFICATION").

                  At the Second Notification, Televisa may choose between:

                  i. Accelerating the exercise of the Assumption Option (which will terminate upon use), in which case it will contribute the outstanding balance of the Line of Credit and, in the event that the latter is less than eighty million Euros (E80,000,000), the additional amount up to that figure, for the interest produced by applying the formula established in the Assumption Option (the "ASSUMPTION OPTION FORMULA"), and purchasing or assuming, as applicable, the remainder until reaching 20% -- or, if the offer of the third party is a higher percentage and therefore interests Televisa, the percentage corresponding -- at the offering price of the third party. In the event that the Line of Credit no longer exists, the eighty million Euros (E80,000,000) will be contributed in cash for the interest resulting from applying the Assumption Option Formula and the remainder, if applicable, will also be provided in cash.

                  ii. Not exercising the Assumption Option, upon which it may exercise, or not, solely its right of first refusal, up to 20% or, if the offer of the third party is a higher percentage and therefore interests Televisa, the corresponding percentage; in which case, it if it exercises its right for the 20% or the higher percentage mentioned above, the Assumption Option will terminate.

                  iii. Notifying M/A of its wish that the interests assignable to Televisa by virtue of its Assumption Option be liquidated for the cash difference between eighty million Euros (E80,000,000) and the implicit offer of the third party for 10% (or the percentage resulting from the Assumption Option Formula) of the capital of M/A, in such a way that Televisa receives the additional amount based upon the calculation of the difference between the nominal amount of the conversion at the execution of the sale or the creation of interests for a third party.

                  Upon the receipt of the Second Notification, as applicable:

                  1. In the case of the sale of already existing interests, the Transferring Shareholder will be obligated to sell, and Televisa will be obligated to buy, the Interests for Sale indicated in the Second Notification. Such purchase must take place within thirty (30) days from the date of the Second Notification.

                  2. In the event of the assumption of new interests, within the period of 45 days from the acceptance of the binding offer, M/A and the M/A Members will carry out all the procedures necessary and adopt all shareholder agreements necessary to carry out the capital increase, including, by way of example but without limitation, the calling of a General Meeting
                           - with the requirements and content necessary, including, if applicable, the certification of the account auditor, the attendance and the holding of the meeting - adopting the appropriate resolutions-. Within the period of five days from the assumption and full payment of the interests by Televisa, M/A agrees to present the capital increase certificate at the Commercial Registry for its registration, and after having done so, to deliver the certificates to Televisa.

         (c) In the event that the M/A Members or M/A conduct a Sale of Existing Interests or IPO after January 1, 2007, the provisions of this Clause will be applied as follows:

                  i. The First Notification will include the corresponding certificate of registration of the Sale of Existing Interests or IPO.

                  ii. The offering price of the third party will be considered to be the lower limit of the nonbinding price range included in the aforementioned registration certificate for the Sale of Existing Interests or IPO, unless Televisa chooses to accelerate the exercise of the Assumption Option, in which case the offering price of the third party will be, solely and exclusively with respect to the aforementioned exercise of the Assumption Option, the lower of the aforementioned price and that resulting from the application of the Assumption Option Formula.

         (d) In the event that Televisa communicates to the Transferring Shareholder or to M/A its intent not to purchase or assume the Interests for Sale, or if Televisa has not responded to the Transferring Shareholder or to M/A regarding this during the Offering Period, the Assumption Offer will remain active and the Transferring Shareholder may transfer or may agree to the creation in M/A of the total amount, and solely the total amount, of the Interests for Sale, under terms and conditions that are no less favorable, with respect to price or any other aspect, for the Transferring Shareholder or M/A than those described in the First Notification, with the present right of first refusal thereby being settled on Televisa for the percentage that may have been transferred, provided that transfer or creation takes place within the period of 90 days starting from the finalization of the Offering Period. When the aforementioned period has elapsed, an identical procedure will have to be undertaken in order to carry out any transfer or creation of interests in M/A, until a percentage representing 20% of the capital of M/A has been transferred to third parties, upon which this right of first refusal shall terminate.

         (e) In the event that Televisa exercises the right of first refusal described in this Clause for 20% of the capital of M/A or for the additional percentage which, pursuant to this clause, is the option of Televisa, the Assumption Option will terminate, and prior to this or at the same time, the drawn-down balance of the Line of Credit will be repaid and the latter will be cancelled. In such case, if necessary and also prior to or simultaneously with, GAMP must have provided a guarantee of financing for the capital needs of LA SEXTA, as described in Clause 15 of the LA SEXTA Shareholder Agreement, as a replacement for the Line of Credit.

         (f) The right of first refusal described in this clause is independent of the existence or non-existence of the Assumption Option, without prejudice to the termination of the latter when exercised pursuant to this clause or any other. In addition, it must be noted that (i) if, prior to the exercise of the right of first refusal, Televisa has already exercised its Assumption Option, the right of first refusal will be reduced by the percentage of capital that Televisa may have acquired by the exercise of that right and (ii) the termination of the right of first refusal pursuant to the provisions of paragraph (d) above will not mean the termination of the Assumption Option.

8.       NON-COMPETE

         8.1 The M/A Members, except for WPP and any companies in its group, undertake and agree with M/A and Televisa that they will not compete, directly or indirectly, with M/A and its subsidiaries in the activity of Audiovisual Production and Other Audiovisual Services during such time as they maintain their character, directly or indirectly, as members in M/A, and for the period of two years after their withdrawal from the authorized capital of M/A, regardless of the date on which this takes place.

                  For the purposes of the preceding paragraph, the following definitions apply:

                  - Audiovisual Production: the activities of creation and/or production of programs, movies, reports, documentaries, advertisements and any other cinematic video work and other audiovisual works.

            - Other Audiovisual Services: technical and human services for the production of audiovisual works (including, among other things, mobile rebroadcasting unit services (OB Vans Services), postproduction services, the rental of television studios, play-out services and ENG services), satellite transmission, cable and radio wave transmission services, audiovisual engineering services, services and activities relating to sports and television consulting, marketing and television communications services and audience analysis services.

      Notwithstanding the non-compete obligation established above, any Member of M/A who so requests, other than Televisa, is by virtue of this clause authorized by the other Members of M/A and Televisa to maintain its shareholder interest in M/A and to be released from its non-compete obligation provided that the following requirements are met: (i) the M/A Member does not hold directorship or administrative positions in M/A or in its group; (ii) the M/A Member in question has complied with its obligation to remain for the period of time indicated in Clause 5, paragraph (b) above; and (iii) two years have elapsed since the M/A Member in question ceased to participate in the service contracts and the performance of the duties described in Clause 5, paragraph (b) above.

      8.2   Televisa undertakes and agrees that:

            - During the Exclusive Negotiation Period and for 120 days after the end of that period, it will not found or enter the capital of a Spanish corporation whose corporate purpose is Audiovisual Production or Other Audiovisual Services in Spain, with the understanding that the foregoing will not limit the ability of Televisa to perform its ordinary activities -- including, among other things, the sale of rights and the marketing of television series, programs, scripts, etc. -- in Spain as it has been doing up to that time.

            - Once it becomes a member of M/A, if applicable, and provided that it is a member with 20% or more, it will invite M/A to participate in any project in which Televisa may engage that represents competition with the activities of M/A in Audiovisual Production or Other Audiovisual Services in Spain, in the same proportion at that of the interest of Televisa in the capital of M/A.

      8.3 Upon the signing of this agreement, the M/A Members, except for WPP and the companies in its Group, accept the same non-compete obligations as those assumed by M/A in Clause 24 of the LA SEXTA Shareholder Agreement, for the same period of time described therein.

9.    NON-SOLICITATION

      Televisa, Grupo Arbol, MediaPro B.V., M/A and their direct or indirect subsidiaries agree not to solicit, lure, make offers of work or offers for provision of services or hiring of first-line executives, creative personnel, screenwriters and content producers of the other party (or companies belonging to its group), with the understanding that the Parties will notify each other in good faith of any action by the other Parties that might represent a breach of this Clause, as soon as they become aware of it, for the purposes of being able to prevent the breach.

      Individual breaches of this Clause will result solely in the payment by the Party in breach to the affected Party of two hundred thousand Euros (E200,000) for each event of breach.

10.   RIGHTS AS MINORITY SHAREHOLDER

      In the event of the exercise of the Assumption Option, as a member of M/A, Televisa will have (i) the rights granted under the law, with the understanding that Televisa will have no fewer rights than those possessed by any other member of M/A with an interest equal to or smaller than that of Televisa, as well as (ii) tag along rights (so that, in the event of the sale of a controlling block of M/A, Televisa will have the right to sell the entirety of its interests to the purchaser under the same conditions as those of the transferring member(s) and, in the event of any other transfer, will have the right to transfer a number of interests proportional to those of the transferring member, under the same conditions as the latter[)]; and (iii) in addition, in the event of reaching, by means of exercise of the Assumption Option, a percentage equal to or greater than 20% of the capital of M/A, Televisa will have, at minimum, the rights listed in Exhibit 10.

      In addition, once Televisa has the right to participate in the capital of M/A, pursuant to the provisions of this Agreement, if as a result of the provisions of Clause 21.2 of the LA SEXTA Shareholders Agreement, Televisa cannot exercise that right because its interest - the total of the direct and indirect interests - exceeds what is legally permitted, the Parties agree that Televisa will have the right to sell LA SEXTA shares in conformity with the rules set forth in article 21.2, up to the limit at which the sum of its indirect interest deriving from the exercise of its rights under this Agreement and its direct interest do not exceed the legally established limit.

      The provisions of the preceding paragraph will also be applicable if, because M/A increases its indirect interest in LA SEXTA, TELEVISA exceeds the legally established interest limit.

11.   ACCEPTANCE

      During the effective life of the Line of Credit and/or the Assumption Option, any new member in M/A must, prior to or simultaneous with its acquisition or assumption of interests in M/A pursuant to this Agreement, accept the latter, by means of signing and sending to the Parties the acceptance letter that is attached as Exhibit 11.

12.   CONDITION SUBSEQUENT

      This Agreement, as well as the Line of Credit, the Options, the right of first refusal in Clause 7 and the right of exclusive negotiation in Clause 6 will terminate, without creating rights or obligations for any of the Parties involved, in the event that the authorities responsible for fair competition do not authorize the M/A Merger. Such termination will not affect the La Sexta Shareholder Agreement.

13.   MISCELLANEOUS

13.1  EXPENSES AND TAXES

      (a)   Expenses

            Unless established otherwise in this Agreement, whether or not the transactions provided for in this Agreement are actually conducted, expenses relating to them will be paid by the Party incurring them.

      (b)   Taxes

            Taxes that are imposed on this Agreement and the purchase or assumption of the interests described in it will be the responsibility of the parties, pursuant to the law.

13.2  COOPERATION

      The Parties will cooperate mutually in the performance of the transactions described in this Agreement and the delivery of all documents and instruments that may be considered reasonably necessary or useful by any Party.

13.3  NOTICES

      Any notice, request, demand or other communication that must be provided by any Party to this Agreement will be sent to the other Parties at the addresses and to the attention of the representative indicated in Exhibit 13.3, or to those other addresses and/or individuals that any Party may provide at any time to the other Parties.

      Any notice, request, demand, or communication will be sent by any written means that permits the confirmation of its receipt, and the notification date will be deemed to be that of the confirmation that the notice in question has been made to the corresponding addressee at the addresses listed in Exhibit13.3.

13.4  ENTIRE AGREEMENT; AMENDMENTS

      This Agreement constitutes the entire agreement between the Parties with respect to its subject and replaces any other agreements or covenants made between the Parties in connection with the transaction described herein, specifically, the so-called MA-Televisa Economic Agreement, executed by Televisa, MediaPro and Grupo Arbol on October 10, 2005, and the letter signed by the same parties on October 14, 2005 (Re: Bid for obtaining a license for the provision of public terrestrial television service via networks), which will therefore cease to be valid and effective as of its date.

13.5  INVALIDITY, NULLITY AND PARTIAL INEFFECTIVENESS

      If any clause of this Agreement is declared to be, totally or partially, null and void, such nullity or ineffectiveness will affect only that provision or the part of it that is null or void, with the Agreement continuing in effect in all other respects, as if such provision, or the part of it that is null and void, had never existed.

13.6  NO WAIVER

      The failure by any Party to exercise any right deriving from this Agreement will not be interpreted as a waiver of that right by that Party.

13.7  DECLARATIONS

      The parties declare and warrant that the execution and performance of this Agreement and the other documents mentioned in it:

      (a) Do not represent any violation of the law, regulations, judicial orders, rules or judicial decisions applicable to the Parties in any jurisdiction in which they conduct their activities;

      (b) Do not represent any violation of the provisions of the Bylaws of the Parties or of any agreement or covenant of which the Parties may be part, or of those by which they are bound.

      M/A and the M/A Members undertake to Televisa to adopt the agreements and actions that may be necessary and are within their control so that, when the time comes, Televisa may exercise the rights that are recognized in this Agreement, even in the event that some kind of impediment to this arises from the documents described in Clause 1(b)(iv).

14.   PERFORMANCE AND TERMINATION

      This Agreement obligates the parties not only to the performance of the obligations expressly agreed upon but also to all bona fide consequences of it.

      Each of the parties to this Agreement will have the power to terminate the obligations in the event that the other party does not comply with its obligations, unless another effect is produced, expressly and exclusively, by its breach of this Agreement. A specific cause of termination of this Agreement will be the failure to make the funds available to M/A at the time when this should be done according to the terms of the Line of Credit.

      The termination of this Agreement does not imply the termination of the La Sexta Shareholder Agreement.

15.   APPLICABLE LAW

      This agreement is subject to the laws of Spain.

16.   JURISDICTION

      The parties waive any forum to which they may be entitled and expressly submit themselves to the Courts and Tribunals of the capital city of Madrid for all disputes that may arise with respect to the validity, interpretation, performance, effectiveness or execution of this Agreement.

17.   ADDITIONAL PROVISION

      In addition to that contained in this Agreement, Televisa, M/A, Grupo Arbol, MediaPro, GAMP y LA SEXTA have made certain reciprocal commitments relating to the purchase and sale of shares of LA SEXTA and GAMP that will be governed by their specific documents.

This Investment Agreement will be formalized by the presence of the Notary of Madrid named in the heading, for the purposes of Article 1216 of the Civil Code,
Article 517 of the Law of Civil Procedure, and other concordant legislation.

The parties to this Agreement declare their acceptance and approval of its contents as drafted, covering ___ pages, including its exhibits, and grant and execute it, in my presence, in five equally original and authentic copies for distribution to each of them, with one copy of remaining in my files.

And I, the Notary, having made the appropriate legal warnings, ATTEST to the identity of the parties, to the authenticity of their signatures, to the fact that I believe they have the capacity and authority to execute this Certified Instrument, to the fact that the verbally-issued mandate exercised by the representative of CAVENISH SQUARE HOLDINGS BV, must be ratified, that consent has been freely given and that the execution hereof conforms to law and is the result of the duly informed decision of the signers or participating parties.

                                                                           30/33


GRUPO TELEVISA, S.A.
By:                                       By:


/s/ Salvi Folch Viadero                   /s/ Joaquin Balcarcel Santa Cruz
--------------------------------------    --------------------------------------
Mr. Salvi Folch Viadero                   Mr. Joaquin Balcarcel Santa Cruz

JMC 2000, S.L.
By:


/s/ Jose Miguel Contreras Tejera          /s/ Jose Miguel Contreras Tejera
--------------------------------------    --------------------------------------
Mr. Jose Miguel Contreras Tejera          Mr. Jose Miguel Contreras Tejera

ARBOL PRODUCCIONES, S.A.                  WITGOUD INVESTMENTS, BV.
By:                                       By:


/s/ Jose Miguel Contreras Tejera          /s/ Josep Tomas Aurin
--------------------------------------    --------------------------------------
Mr. Jose Miguel Contreras Tejera          Mr. Josep Tomas Aurin

CAVENDISH SQUARE HOLDING, B.V.            MEDIACAPITAL B.V.
By:                                       By:


/s/ Josep Tomas Aurin                     /s/ Gerard Romy Belilos
--------------------------------------    --------------------------------------
Mr. Josep Tomas Aurin                     Mr. Gerard Romy Belilos

MEDIAVIDEO, S.L.
By:


/s/ Gerard Romy Belilos                   /s/ Gerard Romy Belilos
--------------------------------------    --------------------------------------
Mr. Gerard Romy Belilos                   Mr. Gerard Romy Belilos

                                                                31/33


CARIBE MUSIC, S.A.
By:


/s/ Emilio Aragon Alvarez                 /s/ Emilio Aragon Alvarez
--------------------------------------    --------------------------------------
Mr. Emilio Aragon Alvarez                 Mr. Emilio Aragon Alvarez

GAVEC CARTERA 24, S.L.                    By:
By:


/s/ Emilio Aragon Alvarez                 /s/ Andres Varela Entrecanales
--------------------------------------    --------------------------------------
Mr. Emilio Aragon Alvarez                 Mr. Andres Varela Entrecanales

MGVH 2000, S.L.
By:


/s/ Andres Varela Entrecanales            /s/ Andres Varela Entrecanales
--------------------------------------    --------------------------------------
Mr. Andres Varela Entrecanales            Mr. Andres Varela Entrecanales

INVERSIONES MEDIAPRO ARBOL S.L.           By:
By:


/s/ Andres Varela Entrecanales            /s/ Josep Maria Benet Ferran
--------------------------------------    --------------------------------------
Mr. Andres Varela Entrecanales            Mr. Josep Maria Benet Ferran

GRUPO AFINIA, S.L.                        By:
By:


/s/ Andres Varela Entrecanales            /s/ Josep Maria Benet Ferran
--------------------------------------    --------------------------------------
Mr. Andres Varela Entrecanales            Mr. Josep Maria Benet Ferran

                                                                           32/33


ATAS CORP, S.L.
By:


/s/ Josep Maria Benet Ferran              /s/  Josep Maria Benet Ferran
--------------------------------------    --------------------------------------
Mr. Josep Maria Benet Ferran              Mr. Josep Maria Benet Ferran

MEDIACABLE SERVICIOS DE                   JAUME ROURES I LLOP
PRODUCCION, S.L.                          BY:
By:


/s/ Josep Maria Benet Ferran              /s/ Josep Maria Benet Ferran
--------------------------------------    --------------------------------------
Mr. Josep Maria Benet Ferran              Mr. Josep Maria Benet Ferran

MEDIAPRODUCTION PROPERTIES, BV
By:


/s/ Josep Maria Benet Ferran              /s/ Federico Garcia Arquimbau Ayuso
--------------------------------------    --------------------------------------
Mr. Josep Maria Benet Ferran              Mr. Federico Garcia Arquimbau Ayuso

PIPEN, S.L.
By:


/s/ Daniel Arturo Ecija Bernal            /s/ Daniel Arturo Ecija Bernal
--------------------------------------    --------------------------------------
Mr. Daniel Arturo Ecija Bernal            Mr. Daniel Arturo Ecija Bernal



/s/ Manuel Valdivia Santiago
--------------------------------------
Mr. Manuel Valdivia Santiago


                                WITNESSED BY ME,

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                                                                           33/33


                                   THE NOTARY